Alberto M.
Hernandez, M.D.
Chairman

Gerardo F. Santos, M.D.
Director, Scientific Program


Vicente Rodriguez Coordinator



                                   Cuba USA

                         Miami Medical Convention


Executive Offices: 2695 LeJeune Road, Suite 300, Coral Gables, Florida 33134 P.O. Box 440629 Miami, Florida 33144-9922 Telephone: (305) 774-6040 Fax:
(305) 774-6041  mail:cubausamiamimed@aol.com

September 19, 2006

TotalMed Systems, Inc.
1200 SE Maynard Road
Suite 203
Cary, NC  27511

Attn:  Mr. Brian Knight, President

Dear Mr. Knight,

Cuba USA has completed its evaluation of the recent proposal submitted by TotalMed Systems, Inc. for the use of TotalNotes as the Electronic Health Record (HER) solution for our physician members. We have thoroughly reviewed the components of the proposal and found them to meet our requirements concerning the secure transmission, management, and administration of both medical and financial information relating to patients treated by Cuba USA members. As a result of this review, we therefore approve the proposal for Cuba USA to become a Referral Organization of TotalMed Systems, Inc., and are ready to assist in familiarizing our membership with the myriad advantages that TotalNotes provides.

This letter will serve as a sole source agreement between CUBA USA and TotalMed Systems, Inc. TotalMed Systems, Inc. is hereby selected to exclusively provide all products and services, including the TotalNotes EHR, TotalPM Practice Management and Patient Billing system as outlined in the Referral Organization Agreement.

Cuba USA is dedicated to the prevention and reduction of all diseases within the community, with a particular emphasis on cardiovascular disease, hypertension, stroke and diabetes. Our primary goal in approving the TotalMed Systems, Inc. proposal is to make available to our membership, mainly comprised of solo practitioners and single and multi-specialty groups, a method of electronically storing and sharing patient information. Our secondary goal is to develop a research capacity, using data from as many practices as will participate, which will allow members as well as other participating physicians to examine a wide variety of risk factors displayed by all of our collective patients. We particularly want to review those of Hispanic ancestry who in many cases display abnormally high incidents of the aforementioned diseases, and who are all too frequently not included or examined in major clinical trials.

We envision this being accomplished through the use of your state-of-the art TotalNotes EHR system that will not only be used to securely collect and transmit data, but also to enhance Cuba USA member's productivity and responsiveness to third party payers. It is comforting to know that both TotalNotes and TotalPM, individually and collectively, address many of our members' HIPAA compliance issues relating to patient privacy.

Cuba USA is appreciative of your past Platinum Sponsorship at our Convention and looks forward to working with TotalMed Systems, Inc. and to help implement its suite of secure, user-friendly Hispanic software solutions throughout our membership.

Sincerely,



/s/ Vicente Rogriguez
Coordinator